Exhibit 99.1

Skechers Announces FIRST QUARTER 2025 FINANCIAL RESULTS AND

RECORD QUARTERLY SALES

LOS ANGELES, CA – April 24, 2025 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology Company® and a global footwear leader, today announced financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

•
Record sales of $2.41 billion, a year-over-year increase of 7.1%; sales of $2.46 billion on a constant currency basis, a year-over-year increase of 9.0%
•
Wholesale sales grew 7.8%
•
Direct-to-Consumer sales grew 6.0%
•
Diluted earnings per share of $1.34

"For the first quarter, we delivered record quarterly sales of $2.41 billion, reflecting strong global demand across both our wholesale and direct-to-consumer segments with international sales representing 65% of our business," began David Weinberg, Chief Operating Officer of Skechers. "Sales by region increased 14% in EMEA and 8% in the Americas. In APAC, sales decreased 3%; however, when excluding China, sales increased 12%. We believe Skechers has significant growth opportunities in China, and we will continue to invest in product, marketing and infrastructure to expand and support our presence. At the core of our success is our diverse offering of comfort technology products available at accessible prices across a variety of distribution channels. We remain focused on innovation within our established and successful lifestyle collections, growing our high-performance footwear offering, and investing in brand demand creation as we continue to drive future growth globally."

"For more than thirty years, our focus on comfort, innovation, style and quality at an affordable price has been the cornerstone of our success," began Robert Greenberg, Chief Executive Officer of Skechers. "Our record first quarter sales are a testament to the resilience of our brand as we continue to see broad-based global demand. We believe our distinct value proposition will be even more vital as consumers navigate the current economic volatility. With new product developments featuring our Hands Free Slip-ins technology, we have an even stronger and more diverse offering for men, women and kids that meet the needs and interests of consumers. Our innovative features are highlighted through fresh global marketing campaigns featuring celebrities like Howie Mandel and Martha Stewart, as well as tailored regional approaches for China, Japan, across Europe, and other key markets. Elite athletes, including Julius Randle, Clayton Kershaw, Brooke Henderson and Harry Kane, are endorsing our technical performance footwear, attesting to its Comfort that Performs on courts, pitches, and beyond. Key opinion leaders and influencers at all levels across continents are advocating for the comfort and convenience of Skechers footwear. With the flexibility and determination of the entire Skechers organization, we will continue to innovate and deliver best-in-class footwear around the world."

First Quarter 2025 Financial Results

	Three Months Ended March 31,		Change
(in millions, except per share data)	2025	2024	$	%
Sales	$2,411.6	$2,251.6	160.0	7.1
Gross profit	1,254.4	1,181.6	72.8	6.2
Gross margin	52.0%	52.5%		(50) bps
Operating expenses	989.2	882.8	106.4	12.1
As a % of sales	41.0%	39.2%		180 bps
Earnings from operations	265.1	298.8	(33.7)	(11.3)
Operating margin	11.0%	13.3%		(230) bps
Net earnings attributable to Skechers U.S.A., Inc.	202.4	206.6	(4.2)	(2.0)
Diluted earnings per share	$1.34	$1.33	0.01	0.8

First quarter sales increased 7.1%, as a result of a 7.2% increase internationally and a 6.9% increase domestically. Wholesale increased 7.8% and Direct-to-Consumer increased 6.0%. On a constant currency basis, sales increased 9.0%.

Wholesale sales grew $110.5 million, or 7.8%, including increases in EMEA of 13.0% and AMER of 7.3%, partially offset by a decrease in APAC of 0.6%. Wholesale volume increased 9.1% and average selling price declined 1.3%.

Direct-to-Consumer sales grew $49.5 million, or 6.0%, including increases in AMER of 9.8% and EMEA of 21.7%, partially offset by a decrease in APAC of 4.4%. Direct-to-Consumer volume increased 6.3% and average selling price declined 0.3%.

Gross margin was 52.0%, a decrease of 50 basis points, due to lower average selling prices.

Operating expenses increased $106.4 million, or 12.1%, and as a percentage of sales increased 180 basis points to 41.0%. Selling expenses increased $28.6 million or 18.3%, and as a percentage of sales increased 70 basis points to 7.7%, primarily due to higher global demand creation expenditures. General and administrative expenses increased $77.8 million or 10.7%, and as a percentage of sales increased 110 basis points to 33.3%, primarily driven by labor and facility costs, including rent and depreciation.

Earnings from operations decreased $33.7 million, or 11.3%, to $265.1 million.

Net earnings attributable to Skechers were $202.4 million and diluted earnings per share were $1.34, compared with prior year net earnings of $206.6 million and diluted earnings per share of $1.33. The current quarter included a favorable impact due to foreign currency exchange rates of $0.17 per share.

In the first quarter, the Company’s effective income tax rate was 22.3%. The increase from 19.0% in the prior year was due to global minimum tax rules that are effective for fiscal 2025, partially offset by lower earnings in higher tax jurisdictions.

"Our first quarter results reflect the continued strength of our business across the globe, a testament to our brand, the appeal of our innovative comfort technologies and distinctive value offering across our product portfolio," stated John Vandemore, Chief Financial Officer. "We remain confident in our ability to navigate the current market challenges, and know that our proven track record of managing this globally diverse brand with a unique and compelling product portfolio focused on delivering style, comfort, quality and innovation at a reasonable price will enable Skechers to endure and likely thrive during this time."

Balance Sheet

Cash, cash equivalents and investments totaled $1.24 billion, a decrease of $143.5 million, or 10.4% from December 31, 2024, due to working capital changes and $147.1 million of capital expenditures, partially offset by earnings.

Inventory was $1.77 billion, a decrease of $145.6 million, or 7.6% from December 31, 2024.

Outlook

Due to macroeconomic uncertainty stemming from global trade policies, the Company is not providing financial guidance at this time and is withdrawing the annual 2025 guidance provided in our earnings release on February 6, 2025.

Store Count

	Number of Stores
	December 31, 2024	Opened	Closed	March 31, 2025
Domestic stores	610	13	(5)	618
International stores	1,177	38	(12)	1,203
Distributor, licensee and franchise stores	3,509	50	(62)	3,497
Total Skechers stores	5,296	101	(79)	5,318

First Quarter 2025 Conference Call

The Company will host a conference call at 4:30 p.m. ET / 1:30 p.m. PT on April 24, 2025 to discuss its first quarter 2025 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning April 24, 2025, at 7:30 p.m. ET, through May 8, 2025, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13752653.

About Skechers U.S.A., Inc.

Skechers (NYSE:SKX), The Comfort Technology Company® based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in approximately 180 countries and territories through department and specialty stores, and direct to consumers through skechers.com and more than 5,300 Skechers retail stores. A Fortune 500® company, Skechers manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to` delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation, tariffs, and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of wars, acts of war and other conflicts around the world; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2024. Taking these and other risk factors into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Sonia Reback

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$993,091	$1,116,516
Short-term investments	107,614	118,470
Trade accounts receivable, net	1,259,943	990,558
Other receivables	103,603	98,499
Inventory	1,773,799	1,919,386
Prepaid expenses and other	231,803	205,994
Total current assets	4,469,853	4,449,423
Property, plant and equipment, net	1,937,601	1,834,930
Operating lease right-of-use assets	1,447,743	1,363,596
Deferred tax assets	436,702	440,358
Long-term investments	137,446	146,687
Goodwill	96,347	94,494
Other assets, net	127,823	126,270
Total non-current assets	4,183,662	4,006,335
TOTAL ASSETS	$8,653,515	$8,455,758
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$977,367	$1,241,838
Accrued expenses	314,479	330,251
Operating lease liabilities	309,339	297,926
Current installments of long-term borrowings	333,325	353,131
Short-term borrowings	168,478	33,338
Total current liabilities	2,102,988	2,256,484
Long-term operating lease liabilities	1,253,313	1,176,290
Long-term borrowings	82,431	68,450
Deferred tax liabilities	10,744	11,148
Other long-term liabilities	124,425	123,122
Total non-current liabilities	1,470,913	1,379,010
Total liabilities	3,573,901	3,635,494
Redeemable noncontrolling interest	92,882	90,099
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	130	130
Class B Common Stock	19	19
Additional paid-in capital	19,969	12,170
Accumulated other comprehensive loss	(146,564)	(171,221)
Retained earnings	4,638,637	4,436,201
Skechers U.S.A., Inc. equity	4,512,191	4,277,299
Noncontrolling interests	474,541	452,866
Total stockholders' equity	4,986,732	4,730,165
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY	$8,653,515	$8,455,758

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2025	2024
Sales	$2,411,571	$2,251,587
Cost of sales	1,157,197	1,069,953
Gross profit	1,254,374	1,181,634
Operating expenses
Selling	185,073	156,501
General and administrative	804,176	726,335
Total operating expenses	989,249	882,836
Earnings from operations	265,125	298,798
Other income (expense)	24,530	(2,050)
Earnings before income taxes	289,655	296,748
Income tax expense	64,583	56,370
Net earnings	225,072	240,378
Less: Net earnings attributable to noncontrolling interests and redeemable noncontrolling interest	22,636	33,756
Net earnings attributable to Skechers U.S.A., Inc.	$202,436	$206,622
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$1.35	$1.35
Diluted	$1.34	$1.33
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	149,411	152,918
Diluted	151,495	155,119

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended March 31,		Change
(in millions)	2025	2024	$	%
Wholesale sales	$1,532.2	$1,421.7	110.5	7.8
Cost of sales	857.0	785.7	71.3	9.1
Gross profit	675.2	636.0	39.2	6.2
Gross margin	44.1%	44.7%		(70) bps

Direct-to-Consumer sales	$879.4	$829.9	49.5	6.0
Cost of sales	300.2	284.3	15.9	5.6
Gross profit	579.2	545.6	33.6	6.2
Gross margin	65.9%	65.7%		10 bps

Total sales	$2,411.6	$2,251.6	160.0	7.1
Cost of sales	1,157.2	1,070.0	87.2	8.2
Gross profit	1,254.4	1,181.6	72.8	6.2
Gross margin	52.0%	52.5%		(50) bps

Additional Sales Information

	Three Months Ended March 31,		Change
(in millions)	2025	2024	$	%
Geographic sales
Domestic
Wholesale	$496.2	$476.0	20.2	4.2
Direct-to-Consumer	357.5	322.8	34.7	10.7
Total domestic sales	853.7	798.8	54.9	6.9

International
Wholesale	1,036.0	945.7	90.3	9.5
Direct-to-Consumer	521.9	507.1	14.8	2.9
Total international sales	1,557.9	1,452.8	105.1	7.2

Total sales	$2,411.6	$2,251.6	160.0	7.1

Regional sales
Americas (AMER)	$1,104.4	$1,019.5	84.9	8.3
Europe, Middle East & Africa (EMEA)	718.2	627.6	90.6	14.4
Asia Pacific (APAC)	589.0	604.5	(15.5)	(2.6)
Total sales	$2,411.6	$2,251.6	160.0	7.1

China sales	$268.7	$319.5	(50.8)	(15.9)

Distributor sales	$136.0	$125.9	10.1	8.0

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended March 31,
	2025			2024	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$2,411.6	$43.4	$2,455.0	$2,251.6	$203.4	9.0
Cost of sales	1,157.2	26.2	1,183.4	1,070.0	113.4	10.6
Gross profit	1,254.4	17.2	1,271.6	1,181.6	90.0	7.6
Operating expenses	989.2	14.4	1,003.6	882.8	120.8	13.7
Earnings from operations	265.1	2.9	268.0	298.8	(30.8)	(10.3)
Other income (expense)	24.5	(26.8)	(2.3)	(2.0)	(0.3)	(8.2)
Income tax expense	64.6	—	64.6	56.4	8.2	14.6
Less: Noncontrolling interests and redeemable noncontrolling interest	22.6	0.6	23.2	33.8	(10.6)	(31.4)
Net earnings attributable to Skechers U.S.A., Inc.	$202.4	$(24.5)	$177.9	$206.6	$(28.7)	(13.9)
Diluted earnings per share	$1.34	$(0.17)	$1.17	$1.33	$(0.16)	(12.0)

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Note: Amounts may not foot due to rounding.